UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 6, 2010

AMSTEM CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Nevada	000-51931	88-0374180
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

13406 Racetrack Road #233, Tampa, FL 33626

(Address of principal executive offices – zip code)

(813) 283-2556

(Registrant’s telephone number, including area code)

(former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

See item 2.03 below.

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION

On July 1, 2010, AmStem Corporation (“AmStem”) entered into agreements with two private individuals (“Investors”) that will provide AmStem financing through a one million dollar ($1,000,000) secured note (the “Note”).

The Note has a term of six months and has no amortization prior to maturity. The interest rate for the Note is six percent (6%) with no interest paid until the principle is due.

The note is secured by all of AmStem’s property and assets, whether real or personal, tangible or intangible, and whether now owned or hereafter acquired, or in which it now has or at any time in the future may acquire any right, title or interests.

In connection with this agreement, AmStem expects to incur certain cash expenses and issue cashless warrants to purchase 14,710,666 of AmStem common stock at $0.075 per common share for a period of five years. The cash expenses are paid as finder’s fees and legal expenses incurred in connection with securing the financing.

AmStem will use the proceeds from the Note to (i) continue to build infrastructure, (ii) completion of consumer and clinical based studies, (iii) launch our stem cell based cosmeceutical facial cream product SteMixx™ and (iv) working capital.

ITEM 7.01 REGULATION FD DISCLOSURE

AmStem Corporation (OTCBB: AMST), a world leader in stem cell research using stem cells collected ethically from umbilical cords immediately after birth, announced on July 1, 2010 that it has closed on a $1 million bridge financing loan to fund the launch of its flagship product SteMixx,™ a cosmeceutical facial cream that uses Human Conditioned Stem Cell Media (HCSM).

A copy of the release is attached as Exhibit 99.1.

The information furnished herein, including Exhibit 99.1, is not deemed to be “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liability of that section. This information will not be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that the registrant specifically incorporates them by reference.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

Exhibits

99.1	Press release dated July 1, 2010.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AmStem Corporation

By:	/s/ Andrew J. Norstrud

Name:	Andrew J. Norstrud

Title:	Chief Financial Officer

Date:    July 6, 2010